DELPHAX TECHNOLOGIES INC. REPORTS

FOURTH-QUARTER AND FISCAL 2006 RESULTS

Company Also Announces Extension of Senior Credit Facilities Agreement

and Shipment of CR Series Printer After Year-End

Minneapolis, Dec. 21, 2006—Delphax Technologies Inc. (NASDAQ:DLPX) today reported net sales of $11.8 million for its fourth fiscal quarter ended September 30, 2006, down from $12.7 million for the fourth quarter of fiscal 2005. While the revenue decline was in line with earlier guidance, a larger-than-expected inventory revaluation resulted in a loss in excess of the guidance provided before the close of the quarter. The net loss for the quarter was $5.7 million, or $0.89 per share, compared with net income of $275,000, or $0.04 per diluted share, for the fourth quarter of fiscal 2005.

The company also announced that it has successfully negotiated new financial covenants and an extension through October 2007 of its senior credit facilities agreement with LaSalle Business Credit. The agreement had been scheduled to expire in April 2007. In addition, the company has shipped a CR Series printer that it expects to install at the end of its first fiscal quarter or early in its second fiscal quarter.

For the fiscal year ended September 30, 2006, net sales were $48.7 million, compared with $51.6 million in fiscal 2005. The net loss for fiscal 2006 was $9.6 million, or $1.51 per share, compared with net income of $306,000, or $0.05 per diluted share, for the prior fiscal year.

An inventory revaluation at the end of the fourth quarter resulted in a charge of $1.7 million, or $0.27 per share. The downward adjustment involved primarily parts and supplies held in support of an installed base of older legacy equipment in Europe. In addition, a previously announced workforce reduction resulted in a fourth-quarter charge of $2.1 million, or $0.33 per share.

“During the second half of fiscal 2006, we experienced a dry spell in major equipment sales, accompanied by a large increase in operating costs—both planned and unplanned,” said Dieter Schilling, president and chief executive officer. “We believe the surge in operating costs is behind us, and we have moved into fiscal 2007 with the overriding objective of regaining our sales momentum. The unevenness of our major equipment sales in fiscal 2006—four in the first half and none in the second—reflects our need for sales process and sales coverage improvements. We are confident that we are putting the right systems and plans in place to realize the necessary improvements. Prospective customers and existing customers worldwide continue to respond positively to our industry-leading digital printing solutions that offer the highest productivity in combination with the lowest running costs.

“Our sales shortfall is primarily a reflection of the vacancy in our sales and marketing leadership that we had throughout most of fiscal 2005 and fiscal 2006. One of my first actions after being appointed CEO was to hire George Carranza as our vice president of sales and marketing. Mr. Carranza is bringing a disciplined approach to our sales effort and helping us focus our resources on opportunities where our technology gives us a competitive advantage. We are pleased to report that the dry spell with respect to CR Series placements is over, with the shipment of a system in December.”

The shortfall in equipment sales is also delaying the anticipated growth in service-related revenues and forced a production cutback and related layoffs of some manufacturing employees. Service-related revenues were $11.2 million for the quarter ended September 30, 2006 compared with $11.7 million for the same quarter in fiscal 2005. For fiscal 2006, service-related revenues were $43.5 million compared with $46.8 million for fiscal 2005.

As a result of the lower sales, along with the charges for the inventory revaluation and workforce reduction, the company’s gross margin fell to $0.9 million, or 7 percent of total sales, for the fourth quarter of fiscal 2006 versus $4.4 million, or 35 percent of total sales, for the same period in fiscal 2005. Total gross margin for fiscal 2006 was $11.4 million, or 23 percent of total sales, as compared with $17.3, or 34 percent of total sales, for fiscal 2005.

Operating expenses for the fourth quarter of fiscal 2006 increased to $6.0 million from $3.9 million for the same quarter in fiscal 2005. The increase was due primarily to severance costs resulting from the workforce reduction during the quarter. For fiscal 2006, operating expenses were $19.4 million compared with $15.8 million for fiscal 2005. The increase in operating expenses from fiscal 2005 to fiscal 2006 was due to the costs of workforce reductions in June and September 2006, severance costs relating to the departure of the company’s former chief executive officer, the costs of two major trade shows and increases in the company’s reserve for bad debts.

During the fourth quarter of fiscal 2006, the company determined that certain customer support costs previously classified as selling, general and administrative expenses are more accurately reported as cost of sales. These costs are directly related to customer support activities and, therefore, are better reported as a cost of generating related maintenance, spares and supplies sales. This change has no effect on the company’s previously reported net sales, operating income (loss), net income (loss) or earnings (loss) per share. The information set forth below gives effect to this change.

As noted above, the company has successfully renegotiated the financial covenants of its senior credit facilities agreement, which concern tangible net worth; earnings before interest, taxes, depreciation and amortization; and maximum capital expenditures among others. In addition, the agreement has been extended through October 2007. As a result of its fiscal fourth quarter loss, the company was out of compliance with the previous financial covenants of the loan agreement, which was scheduled to expire in April 2007. The company is in discussions with potential lenders, including its current lender, to structure a new long-term financing arrangement.

“Fiscal 2006 was a difficult year for Delphax,” Schilling said. “We struggled with sales momentum and large, sometimes unplanned, costs. However, we haven’t lost sight of several good things that we accomplished during the year:

•	Placed an additional four CR Series printers with three major customers in the financial, legal and book printing segments of the market in both the United States and Europe;

•	Announced the CR2200, the world’s fastest roll-fed digital printer, which will debut at Hunkeler Innovation Days.2007 in Lucerne, Switzerland in February 2007;

•	Added several new members to our senior management team, bringing along significant new experience and talent; and

•	Sharpened our market focus to invest in those areas where our technology gives us a competitive advantage.

“We believe we are well positioned for recovery in fiscal 2007 and expect to show much improved operating results, led by an increase in equipment sales while at the same time significantly reducing our operating costs.”

Delphax Technologies will discuss its fourth-quarter and fiscal year results in a conference call for investors and analysts today, Thursday, December 21, 2006 at 10:30 a.m. Central Time. To participate in the conference call, please call 1-800-218-4007 shortly before 10:30 a.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference call, call 1-800-405-2236 and enter the pass code 11078771#. The replay will be available beginning at 12:30 p.m. today and will remain active through December 28, 2006.

About Delphax Technologies Inc. Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the Nasdaq Stock Market LLC under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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Contacts:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	952-920-4624
952-939-9000 gfurness@delphax.com

MORE—FINANCIALS FOLLOW

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Sales:

Maintenance, spares and supplies	$11,245	$11,695	$43,497	$46,753
Printing equipment	538	963	5,229	4,874

NET SALES	11,783	12,658	48,726	51,627
Cost of sales	10,922	8,246	37,303	34,287

GROSS PROFIT	861	4,412	11,423	17,340

Operating expenses:
Selling, general and administrative	2,593	2,558	11,571	10,799
Research and development	1,321	1,312	5,394	4,989
Restructuring expense	2,128	—	2,475	—

	6,042	3,870	19,440	15,788

(LOSS) INCOME FROM OPERATIONS	(5,181)	542	(8,017)	1,552

Net interest expense	262	280	1,023	1,049
Foreign currency exchange loss	39	179	323	353

(LOSS) INCOME BEFORE INCOME TAXES	(5,482)	83	(9,363)	150

Income tax expense (benefit)	258	(192)	258	(156)

NET (LOSS) INCOME	$(5,740)	$275	$(9,621)	$306

Basic (loss) earnings per common share	$(0.89)	$0.04	$(1.51)	$0.05

(Loss) earnings per common share—assuming dilution	(0.89)	0.04	(1.51)	0.05

Weighted average number of shares outstanding during the period:
Basic	6,421	6,339	6,386	6,314
Diluted	6,421	6,355	6,386	6,359

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,
	2006	2005
ASSETS
Cash and cash equivalents	$582	$736

Accounts receivable—net	6,298	6,615

Inventories	15,958	19,470

Other current assets	1,408	2,000

Total current assets	24,246	28,821

Fixed assets—net	1,838	1,454

Other non-current assets	132	125

Total Assets	$26,216	$30,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,131	$7,072

Current portion of debt	193	193

Total current liabilities	10,324	7,265

Long-term portion of debt	7,906	5,989

Other long-term liabilities	150	74

Total liabilities	18,380	13,328

Shareholders’ equity	7,836	17,072

Total Liabilities and Shareholders’ Equity	$26,216	$30,400

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Year Ended September 30,
	2006	2005
OPERATING ACTIVITIES
Net (loss) income	$(9,621)	$306
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	946	1,095
Loss on disposal of equipment and fixtures	15	—
Non-cash interest on 7% convertible subordinated notes	531	559
Stock-based compensation	136	—
Other	(16)	76
Changes in operating assets and liabilities:
Accounts receivable—net	317	1,252
Inventory	2,595	2,223
Other current assets	593	138
Accounts payable, accrued expenses, deposits and other	3,138	(2,400)
Deferred revenue	(58)	(160)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,424)	3,089

INVESTING ACTIVITIES
Purchase of equipment and fixtures	(423)	(180)
Proceeds from sale of equipment and fixtures	3	—

NET CASH USED IN INVESTING ACTIVITIES	(420)	(180)

FINANCING ACTIVITIES
Issuance of common stock on exercise of stock options	7	6
Additional borrowing (repayment) on bank credit facilities, net	1,562	(3,398)
Borrowing on capital lease obligations	186	—
Principal payments on capital lease obligations	(112)	(98)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,643	(3,490)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	47	3

DECREASE IN CASH AND CASH EQUIVALENTS	(154)	(578)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	736	1,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$582	$736

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